EXHIBIT 4.54
STANDARD COURT EAST AND WEST
AGREEMENT OF LEASE
Valmet Automotive (USA) — Suite W-7
TABLE OF CONTENTS

Section			Page
Section	1.	Certain Defined Words or Phrases	1
Section	2.	The Premises	2
Section	3.	The Term	2
Section	4.	Rental	2
Section	4.1.	Basic Rent	2
Section	4.2.	Deposit	2
Section	4.3.	Real Estate Taxes	3
Section	4.4.	Common Area Expense	4
Section	4.5.	Additional Rent	4
Section	4.6.	Adjustment of Proportionate Share	4
Section	5.	Permitted Use and Continued Occupancy	4
Section	6.	Common Areas	4
Section	7.	Assignment and Subletting	5
Section	8.	Repairs	6
Section	9.	Utilities	7
Section	10.	Compliance with Rules, Ordinances, etc.	7
Section	11.	Tenant Alterations and Window Restrictions	9
Section	12.	Insurance	10
Section	13.	Changes to Center	12
Section	14.	Fire or Other Casualty	12
Section	15.	Signs	13

Section			Page
Section	16.	Eminent Domain	13
Section	17.	Trade Fixtures	13
Section	18.	Right of Entry	13
Section	19.	Surrender	14
Section	20.	Curing the Tenant’s Defaults	14
Section	21.	Responsibility of the Tenant	14
Section	22.	Subordination and Attornment	15
Section	23.	Defaults by the Tenant	15
Section	24.	Notices	18
Section	25.	Tenant’s Certificate	18
Section	26.	The Landlord	19
Section	27.	The Tenant	19
Section	28.	Entire Agreement	19
Section	29.	Headings	20
Section	30.	Applicable Law	20
Section	31.	Acceptance of the Premises	20
Section	32.	Tenant Authority	20
Section	33.	Waiver of Jury Trial	20
Section	34.	Brokers	21
Section	35.	Renewal Term	21
		Signature Page	21
Exhibits

EXHIBIT A	Drawing of Center and Premises*

EXHIBIT B	Landlord’s Work*

EXHIBIT C	Rules and Regulations*

EXHIBIT D	Basic Rent Schedule

* The Exhibits of this Agreement are not being filed as Telvent, GIT, S.A. has determined that they are immaterial. A copy of the omitted exhibits will be furnished by Telvent GIT, S.A. to the Commission upon request of the Commission.

ii

STANDARD COURT EAST AND WEST
AGREEMENT OF LEASE
          THIS AGREEMENT OF LEASE, (this “Lease”) made this 9th day of November, 1998 between MARTIN S. HIMELES, SR. T/A STANDARD COURT EAST AND WEST (herein “Landlord”), and VALMET AUTOMOTIVE (USA) (herein “Tenant”),
          WITNESSETH, THAT FOR AND IN CONSIDERATION of the rents, and of the mutual covenants and agreements of the parties hereto, as are hereinafter set forth, Landlord and Tenant do hereby agree as follows:
          SECTION 1. Certain Defined Words and Phrases. As used herein, the words or phrases:
          1.1. “Basic Rent” means the annual sum of $49,872.00, payable in equal consecutive monthly installments of $4,156.00 each, for the first year only. See Exhibit D for years two and three.
          1.2. “Building” shall mean the west building of the Center, shown on Exhibit A, which Building is located at 9160 Red Branch Road; Columbia, Maryland 21045.
          1.3. “Center” means that certain office/warehouse development commonly known as Standard Court East and West and located at 9160 Red Branch Road; Columbia, Maryland, which Center is shown on Exhibit A.
          1.4. “Deposit” means the sum of $9,082.00, of which amount $4,541.00 shall constitute payment by Tenant of the Basic Rent due hereunder for the first full month of the Term and the balance thereof in the amount of $4,541.00 shall be applied as provided in Section 4.2.
          1.5. “Landlord’s Work” shall mean the work to be performed by Landlord at its cost to prepare the Premises for the occupancy of Tenant as described in Exhibit B.
          1.6. “Permitted Use” means office and warehouse.
          1.7. “Premises” means that portion of the Building in the Center leased by Tenant from Landlord and shown cross-hatched on Exhibit A, containing the agreed upon equivalent of 5,115± square feet of rentable area, shown as space number W-7.

          1.8. “Tenant Notice Address” means:
Valmet Automotive (USA) c/o
Standard Court West 9160 Red
Branch Road
Columbia, Maryland 21045
          1.9. Tenant’s “Proportionate Share” means nine percent (9%).
          1.10. “Term” means a period of three (3) years commencing on the first day of February, 1999, or if no date is herein set forth, then on the date established pursuant to Section 3 hereof. At Landlord’s option, Tenant shall be permitted to occupy and take possession of the Premises prior to the commencement date set forth herein, in which event Tenant’s obligations hereunder (including without limitation, its payment of rental and other charges) shall commence as of the date of Tenant’s actual occupancy of the Premises.
          SECTION 2. The Premises. The Landlord hereby leases to the Tenant and Tenant rents from the Landlord the Premises, located in the Building within the Center.
          SECTION 3. The Term. If the term of this Lease shall commence upon a date other than that which is specified in Section 1.10 hereof, the parties hereto shall enter into a supplementary agreement, setting forth the dates of such commencement and termination.
          SECTION 4. Rental. Tenant covenants and agrees to pay to Landlord during the Term, as rental for the Premises, the following:
          4.1. Basic Rent. The Basic Rent shall be payable in equal monthly installments in advance on the first (1st) day of each full calendar month during the Term, without any deduction or setoff whatsoever, and without demand. If the Tenant fails to pay the rental by such date, a late fee of five percent (5%) of the rental then due may be assessed at the option of the Landlord. The first monthly payment shall include any prorated Basic Rent for the period from the date of Tenant’s possession of the Premises prior to the commencement of the Term to the first day of the Term.
          4.2. Deposit. Landlord hereby acknowledges receipt from Tenant of the Deposit. In no instance shall the amount of such Deposit be considered a measure of liquidated damages. All or any part of the said Deposit may be applied by Landlord in total or partial satisfaction of any default by Tenant. The application of all or any part of the Deposit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord. If all or any part of the Deposit is applied to an obligation of Tenant hereunder, Landlord shall have the right to call upon Tenant to restore the said Deposit to its original amount by giving notice to Tenant and Tenant shall immediately restore such Deposit by payment thereof to Landlord. It is understood and agreed that should Landlord convey its interest under this Lease, said Deposit may be turned over by Landlord to Landlord’s grantee or transferee, and upon any such delivery of the Deposit, Tenant hereby releases Landlord herein named of any and all liability with respect to the Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee, and it is further understood that this provision shall also apply to subsequent grantees and transferees. Landlord will return the balance of said Deposit not previously applied as provided herein, within thirty (30) days after expiration of the Term. No interest shall be paid to Tenant on the Deposit.
          4.3. Real Estate Taxes. Landlord shall pay all Taxes levied upon or assessed against the land and improvements comprising the Center, and the appurtenances thereto during the Term of this Lease. In the event that said Taxes payable by Landlord shall be increased in any tax year during the Term of this Lease, over the amount of such Taxes due and payable for the tax year in which the Term of this Lease shall commence, Tenant shall pay to Landlord, as additional rent, its Proportionate Share of such tax increase. The term “Taxes” shall be defined as (1) all real estate and other ad valorem taxes, including, without limitation, Columbia Park and Recreation Association charges, general and special assessments (including paving assessments), real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord’s income taxes), now or hereafter imposed by any Federal, state or local taxing authority and whether as a substitution for or in addition to the present method of real property taxation currently in use, (2) costs of attorney’s and appraiser’s fees if necessary incurred in connection with any negotiation, contest or appeal pursued by Landlord in an effort to reduce taxes, and (3) any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by governmental authorities charged with said responsibility.
          Taxes shall be adjusted on a proportionate basis for any period which shall be less than a Tax Year. Tax Year shall be the year so established by the governmental authority charged with said responsibility. Landlord agrees, upon Tenant’s written request, to provide Tenant with a copy of the tax bill and the calculation of Tenant’s share thereof within a reasonable period of time. Tenant agrees to pay its proportionate share of taxes within ten (10) days after written request therefore by Landlord, and further agrees, in lieu thereof, at the prior request of Landlord, to pay same in equal monthly installments in such amounts as are estimated and billed for each tax year by Landlord, at the commencement of the term and at the beginning of each successive tax year, such sum as shall be reasonably requested by Landlord for each month with appropriate adjustment being made at the end of each tax year.
          4.4. Common Area Expense. In each lease year, Tenant will pay to Landlord its Proportionate Share of Common Area Expense, at the time and in the manner provided in the last sentence of Section 4.3 hereof. The term “Common Area Expense” shall mean the total cost and expense incurred by Landlord in the operation, maintenance, upkeep, landscaping and repair of common areas of the Center, and all areas, space, equipment, facilities and improvements, thereon and services therein, including, but not by way of limitation, operation of the areas and services described in Articles 6 and 9 hereof. In addition, but not as part of the Common Area Expense, Tenant shall pay its Proportionate Share of the reasonable administrative charges and overhead of Landlord.
          4.5. Additional Rent. Tenant’s Proportionate Share of the expenses described in Sections 4.3, and 4.4 hereof, together with any other charges, costs or expenses due and payable from Tenant as set forth in this Lease, shall be deemed additional rent and shall be paid within ten (10) days after written request thereafter by Landlord.
          4.6. Adjustment of Proportionate Share. In the event that Landlord, in Landlord’s sole discretion, elects to construct additional buildings (“Additional Building”) within the Center, Landlord shall have the right by written notice to Tenant, to adjust Tenant’s Proportionate Share. Said adjustment shall be made by adding to the rentable area of the Building the rentable area of the Additional Building upon substantial completion thereof, and by dividing said total into the rentable area of the Premises. Appropriate pro ration shall be made for any partial period of a lease year resulting from said adjustment.
          SECTION 5. Permitted Use and Continued Occupancy.
          The Premises shall be used and occupied continuously and without interruption for the Permitted Use and for no other use or purpose; and in no event shall same be used in any way which may be violative of any certificate of occupancy or other governmental requirements or restrictions of record.
          SECTION 6. Common Areas. During the Term of this Lease, Tenant shall be entitled to the non-exclusive use, free of charge, but in common with others, of the driveways, footways, and parking areas presently existing, provided that such use shall be subject to such reasonable rules and regulations as Landlord may from time to time prescribe; and provided further that Landlord shall at all times have full and exclusive control, management and direction of said driveways, footways, and parking areas. Landlord shall further have the right to police them; to restrict parking by Tenants, their officers, agents and employees; to close temporarily all or any portion of the parking areas or facilities as may be required for proper maintenance and/or repair; to discourage non-customer parking; and to do and perform such other acts in and to such areas as, in the use of its business judgment, the Landlord shall determine to be advisable in order to improve or make more convenient the use thereof by tenants, their officers, agents, employees and customers. Tenant shall be responsible for taking all reasonable measures to ensure that its customers, guests and other invitees comply with the rules and regulations applicable to the common areas and refrain from loitering in, or damaging the common areas. Landlord may from time to time change the location, layout and arrangement of the parking areas, driveways and footways and reduce them by erecting thereon buildings or other structures or improvements of any kind including, but not limited to, extensions to the Center and modifications to the Building; provided that the convenience of parking facilities available to Tenant shall not be substantially prejudiced thereby; and provided further that there shall at all times be provided such parking facilities as meet local governmental requirements. Landlord shall provide reasonable illumination for the aforesaid driveways, footways and parking areas, and will keep them in reasonable repair and reasonably free of litter and snow.
          SECTION 7. Assignment and Subletting. Tenant shall not assign this Lease in whole or in part, nor sublease all or any part of the Premises, nor permit other persons to occupy said Premises or any part thereof, nor grant any license or concession for all or any part of said Premises, without the prior written consent of Landlord in each instance, which consent may be granted or withheld in the sole and absolute discretion of Landlord. Any consent by Landlord to an assignment or subletting of this Lease shall not constitute a waiver of the necessity of such consent as to any subsequent assignment or subletting and shall not relieve Tenant of liability hereunder. An assignment for the benefit of Tenant’s creditors or otherwise by operation of law shall not be effective to transfer or assign Tenant’s interest under this lease unless Landlord shall have first consented thereto in writing. If any partnership interest or corporate shares of stock of Tenant are transferred by sale, assignment, bequest, inheritance, operation of law or otherwise, so as to result in a change of the voting control of Tenant by those owning a majority of the partnership interest or corporate shares of Tenant as of the date hereof, Tenant shall so notify Landlord of said change. Landlord may terminate this Lease at any time after any such change of control by giving Tenant ninety (90) days prior written notice thereof, but said cancellation shall not relieve Tenant of liability hereunder.

Tenant shall be responsible for all of Landlord’s attorneys fees and other reasonable costs incurred in negotiating and consultation concerning any proposed assignment or subletting, and in the preparation, drafting, review and negotiation of any assignment or subletting documents. Although Landlord may withhold its consent, in its sole discretion, to any proposed assignment or sublease, Landlord’s approval of any such proposed assignment or sublease shall be conditioned on use of Landlord’s form documents and payment by Tenant on demand of Landlord’s related attorneys fees and other reasonable costs.
          SECTION 8. Repairs.
          8.1. Landlord shall keep and maintain the roof, structural and exterior portions of the Premises (exclusive of doors, windows, and glass) in repair, provided that Tenant shall give Landlord written notice of the necessity for such repairs, and provided that the damage thereto shall not have been caused by Tenant, its agents, contractors, or employees, in which event Tenant shall be responsible therefor and shall promptly make repairs thereto. Except as expressly set forth in this subsection, Landlord shall have no liability or obligation for repair or maintenance of the Premises, or any part thereof; nor shall Landlord have any liability to replace, repair or maintain any electrical, plumbing, heating, air conditioning or other mechanical installation.
          8.2. Tenant shall provide and maintain its own janitorial services for the interior of the Premises, and shall otherwise keep the interior of the Premises together with all electrical, plumbing, heating, air conditioning and other mechanical installations and equipment used by or in connection with the Premises, in good order, replacement and repair (and any replacement or repair shall be of equal or better quality than that originally delivered or shall be as reasonably specified by Landlord), and promptly replace any doors, windows and plate glass which may be broken or damaged with material of like kind and quality, and surrender the Premises at the expiration of the Term in as good condition as when received except for ordinary wear and tear and damage by fire or other casualty included in the extended coverage endorsement to Landlord’s fire insurance policies. Tenant will not overload the electrical wiring and will not install any additional electrical wiring or plumbing unless it has first obtained Landlord’s written consent thereto, and, if such consent is given, Tenant will install them at its own cost and expense. Tenant will repair promptly, at its own expense, any damage to the Premises caused by bringing into the Premises any property for Tenant’s use, or by the installation, use or removal of such property, regardless of fault or by whom such damage shall be caused unless caused by Landlord, its agents, employees or contractors. In furtherance of that above, Tenant covenants and agrees to obtain a maintenance, repair and service contract on the HVAC system, said contract to be on such terms and with such company as shall be approved reasonably by Landlord and delivered to Landlord within thirty (30) days after commencement of the Term. Landlord shall not be responsible for any loss by Tenant for water damage due to any cause including by way of illustration and not of limitation leaks or bursts of the plumbing, pipes or roof, or damage due to the sprinkler system or other fire protection/extinguishment apparatus.
          8.3. In the event Tenant shall not proceed promptly and diligently to make any repairs or perform any obligation imposed upon it by the preceding subsections, or within forty-eight (48) hours after receiving written notice from Landlord to make such repairs or perform such obligation, then and in such event Landlord may, at its option, enter the Premises and do and perform the things required or specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord, and Tenant agrees to pay promptly upon demand any cost or expense incurred by Landlord in taking such action.
          SECTION 9. Utilities. Tenant shall reimburse Landlord upon demand for Tenant’s Proportionate Share of all utility charges not billed directly to Tenant. Tenant shall pay promptly when due the charges for all utility services billed directly to Tenant, including but without limitation, heat, electricity, telephone and, if available, gas. If Tenant defaults in the payment of any such charges, Landlord may, at its option, pay them for Tenant’s account, in which event Tenant shall promptly reimburse Landlord therefor. Landlord will provide and maintain the necessary mains and electrical conduits to bring water and electricity to the Premises. Landlord shall under no circumstances be liable to Tenant in damages or otherwise for any interruption in service of electricity, water, gas, heat, telephone or air conditioning whether caused by the making of any repairs or improvements in the Building, the Center or otherwise. The cost of installing any meters, where necessary to measure Tenant’s consumption of said utilities, shall be at the expense of Tenant.
          SECTION 10. Compliance with Rules, Ordinances, etc.
          10.1. The Tenant shall, throughout the Term, at the Tenant’s sole cost and expense, promptly comply with all laws, ordinances, notices, orders, rules, regulations and requirements of or made by any and all federal, state or municipal governments or the appropriate departments, commissions, boards and officers thereof, as well as any and all notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted and exercising similar functions, relating to all or any part of the Premises; provided, however, that the Tenant shall not be required to take any affirmative action in order to comply with the foregoing laws, ordinances and notices with respect to the exterior of any portion of the Building unless the need for such compliance arises out of the Tenant’s use, manner of use or occupancy of, or installations within or upon, the Premises or such portion of the Building. The Tenant shall likewise observe and comply with the requirements imposed by any and all policies of public liability, fire and other insurance at any time in force with respect to the Premises or with respect to the Building, any other improvements upon the Premises, and/or equipment therein. The Tenant further agrees to comply with the use and occupancy restrictions sometimes known as “Oakland Ridge Industrial Park Restrictions,” which are recorded among the Land Records of Howard County, Maryland in Liber 481, folio 348, as well as the rules and regulations established by the Architectural Committee pursuant to the Oakland Ridge Industrial Park Restrictions. Tenant also shall comply with Landlord’s Rules and Regulations attached hereto as Exhibit C.
          10.2. The term “Hazardous Substances” as used in this Lease shall mean pollutants, contaminants, infectious waste, asbestos, radioactive materials, poly chlorinated biphenyls (PCBs), toxic or hazardous wastes or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, rule, regulation or ordinance relating to pollution or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; (b) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used or produced in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location and are properly disposed of in a manner meeting all Environmental Laws and approved in advance in writing by Landlord; (c) upon Landlord’s request, Tenant shall provide Landlord with evidence satisfactory to Landlord that Tenant is complying with all Environmental Laws regarding the storage, cleanup and disposal of Permitted Materials; and (d) Tenant will not permit any Hazardous Substances to be brought onto the Premises (except for the Permitted Materials), and if so brought or found located thereon, the same shall be immediately removed, all required cleanup and disposal procedures shall be diligently undertaken in accordance with all Environmental Laws and Tenant shall provide Landlord with evidence satisfactory to Landlord of Tenant’s compliance with all Environmental Laws. If at any time during or after the Term, the Premises is found to be contaminated with Hazardous Substances or

Tenant’s use of the Premises results in a violation or alleged violation of any Environmental Law, Tenant agrees to indemnify, hold harmless, protect and (at Landlord’s election) defend Landlord from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.
          SECTION 11. Tenant Alterations and Window Restrictions.
          11.1 Tenant shall not paint or decorate, or make any alterations, additions or improvements to the Building or to the Premises, or any part thereof, or affix any object to the exterior or roof of the Building, without Landlord’s prior consent in each instance and should Landlord consent, any such alteration, addition or improvement shall be of such design and quality as Landlord deems appropriate and shall become part of the Building; provided, however, that Tenant may make minor interior changes to the Premises which do not impair the structural strength of the Building or in Landlord’s opinion do not reduce the value of the Building or Premises. Any alterations, additions or improvements made by Tenant shall immediately become the property of Landlord and shall remain upon the Premises or Landlord, at its election may require Tenant to remove same and restore the Premises to their original condition, in which event Tenant shall comply with such requirement prior to the expiration or other termination of this Lease. Tenant shall not cut or drill into or secure any fixtures, apparatus or equipment of any kind in or to any part of the Premises without first obtaining Landlord’s written consent. Tenant shall cause to be removed within ten (10) days after notice thereof any lien, including any mechanic’s lien asserted against work performed upon the Premises.
          11.2. Notwithstanding anything to the contrary in Section 11.1 or any other part of this Lease, the Tenant acknowledges the Landlord’s intent to have all of the glass areas in the Building present a uniform appearance from the exterior of the buildings, and therefore, the Tenant agrees not to remove or obstruct from exterior view without the prior consent of the Landlord any venetian blinds, shades or decorative glass area covering (the “window treatments”) which may be furnished and installed by the Landlord, or to otherwise disrupt the uniformity of the exterior appearance of the building. In connection with the foregoing, the Tenant agrees to reimburse the Landlord for the cost of installing and furnishing said venetian blinds, shades, or decorative glass area covering and further agrees that said window treatments shall remain the property of the Landlord upon the termination of this Lease.

          11.3. Nothing contained in this Section 11 or elsewhere in this Lease shall be deemed to be a consent by Landlord to the filing of any lien upon the Premises or the Building due to Tenant’s work and Tenant shall cause to be removed within ten (10) days after notice thereof any lien including any mechanic’s lien asserted for work performed by Tenant upon the Premises and upon the failure of Tenant to do so, Landlord may, at its option, bond, discharge or otherwise remove such lien and hold Tenant responsible for all costs and expenses in connection therewith including reasonable attorneys fees. Tenant shall indemnify, hold harmless and at Landlord’s option defend against any injury of, loss by, claim from or damage to Tenant, any employee of Tenant or any other person resulting from or arising out of or in connection with any alteration by Tenant or any of Tenant’s improvements to the Premises. This indemnification shall be in addition to and not in limitation of any other provisions of this Lease.
          SECTION 12. Insurance.
          12.1. At all times on or after delivery of the Premises to Tenant, Tenant, at the Tenant’s sole cost and expense, shall maintain and keep in effect throughout the Term, primary and non-deductible, public/comprehensive (commercial) liability insurance policies, including (but not limited to) insurance against fire, assumed or contractual liability under this Lease against loss or liability in connection with bodily injury or death or property damage or destruction in or upon the Premises, or arising out of the ownership, occupancy, maintenance or use of the Premises, the areas appurtenant thereto, or any portion of the Center by Tenant or its sublessees, licensees, contractors, agents, employees, officers, invitees, visitors and guests, under such general public, commercial comprehensive liability insurance policies to afford protection with respect to personal injury, death or property damage, having such limits as to each as may be reasonably required by the Landlord from time to time but in any event of not less than Two Million Dollars ($2,000,000.00) per occurrence combined single limit and Three Million Dollars ($3,000,000.00) general aggregate per location. The Tenant specifically agrees to maintain, at its expense, a primary and nondeductible all risk property and casualty insurance policy written at replacement cost value and with replacement cost endorsement covering all of Tenant’s personal property in the Premises, including, without limitation, inventory, fixtures, floor covering, furniture and other property removable by Tenant under the provisions of this lease, leasehold improvements installed in the Premises by or on behalf of Tenant, extended coverage, for theft, vandalism, malicious mischief and sprinkler leakage insurance. Tenant assumes the risk of all loss and damage, direct or indirect, resulting from said perils and will hold the Landlord harmless from any claims therefor. The Tenant further agrees to maintain, at its expense, plate glass insurance coverage on the entire demised premises and to assume the risk of loss or damage to said plate glass. All of the aforesaid insurance policies shall name the Landlord, any other parties interest designated by Landlord from time to time and the Tenant as the insured parties, and all such policies shall provide that they shall not be cancelable without at least thirty (30) days’ prior written notice to the Landlord. All policies required hereunder shall be issued by insurance companies of recognized responsibility licensed to do business in Maryland.
          12.2. Tenant shall require any contractor of Tenant performing work in the Premises to carry and maintain, at no expense to Landlord, a non-deductible: (a) public/comprehensive (commercial) liability insurance policy, including (but not limited to) installation floaters, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage of not less than Three Million Dollars ($3,000,000.00) per occurrence combined single limit/Four Million Dollars ($4,000,000.00) general aggregate (but not less than $3,000,000.00 per location aggregate; (b) comprehensive automobile liability insurance policy with limits for each occurrence of not less than One Million Dollars ($1,000,000.00 with respect to personal injury or death and One Million Dollars ($1,000,000.00) with respect to property damage; and (c) worker’s compensation insurance or similar insurance in form and amount required by law.
          12.3. All policies required under Section 12.1 and 12.2 shall provide that they shall not be cancelable without at least thirty (30) days’ prior written notice to the Landlord. All policies required hereunder shall be issued by insurance companies of recognized responsibility licensed to do business in Maryland. At least five (5) days prior to the commencement of the Term or of any work in the Premises, the originals or signed duplicate copy of such policies shall be delivered by the Tenant to the Landlord and at least thirty (30) days before any such policy shall expire the Tenant shall deliver the original or a signed duplicate copy or a replacement policy to the Landlord.
          12.4. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure, personal property or other tangible or intangible property or any resulting loss of income, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees.
          12.5. The Landlord shall maintain throughout the Term, all risk or fire and extended coverage insurance on the Building. The Tenant shall pay to the Landlord, as additional rent hereunder, upon demand, the amount, if any, by which Landlord’s premium shall be increased by reason of Tenant’s occupancy of the Premises. The Tenant shall also pay to Landlord, as additional rent hereunder, upon demand, the Tenant’s Proportionate Share of any increase in the cost of Insuring the Building over the base year cost of such insurance.
          SECTION 13. Changes to Center. Landlord shall have the exclusive right to use all or any part of the roof and rear and side walls of the Premises for any purpose; to erect additional or other structures over all or any part of the Premises or the Center; to change or revise the layout of improvements within the Center, or relocate or remove same; to partition same; and to erect and maintain in connection with the construction thereof, temporary scaffolds and other aids to construction on the exterior of the Premises, provided that access to the interior of the Premises shall not be denied, that there shall be no encroachment upon the interior of the Premises, and that Tenant and its customers use and enjoyment of the Premises shall not be unreasonably denied.
          SECTION 14. Fire or Other Casualty.
          14.1. In the event the Premises are damaged by fire, the elements, unavoidable accident or other casualty, Landlord shall promptly at its expense repair the damage and if the Premises are not thereby rendered untenantable in whole or in part, rent shall not abate. If the Premises are rendered untenantable only in part, as reasonably determined by Landlord, and such casualty was not caused by Tenant, rent shall abate during such period proportionately as to the portion of the Premises rendered untenantable. If the entire Premises are untenantable and the casualty was not caused by Tenant, rent shall abate entirely during the period of untenantability.
          14.2. In no event shall Landlord be liable for interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s personal property, including inventory, trade fixtures, floor coverings, furniture, or property removable by Tenant under the provisions of this Lease, or for any alterations by Tenant to the Premises or leasehold improvements.
          14.3. If the Premises are (1) rendered wholly untenantable, or (2) damaged as a result of any cause which is not covered under standard fire and extended coverage insurance or (3) substantially damaged during the last two years of the Term or (4) if the Building of which the Premises are a part, but not the Premises, is damaged to the extent that in Landlord’s judgment reasonably exercised, it is necessary to demolish the Building and the Premises, then in any of such events, Landlord may terminate this Lease by giving to Tenant notice within ninety (90) days after the occurrence of such event. Basic Rental and Additional Rental and other charges shall be adjusted as of the date of such cancellation in the event of damage set forth in subsection (4) of this Section 14.3 and as of the date of the damage in subsections (1), (2) and (3) of this Section 14.3.
          SECTION 15. Signs. The Tenant shall not erect or maintain any exterior sign or any signs within the Premises visible from the outside anywhere upon the Center or Premises without first obtaining the Landlord’s prior written consent, which may be withheld in the sole and absolute discretion of Landlord. If the sign is approved by Landlord, its size, design, location, type of composition and material thereof also will require Landlord’s approval. Any such sign shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the entire cost thereof shall be borne by Tenant. The Tenant shall maintain any such sign or signs in good condition and repair at all times, and pay any taxes imposed thereon.
          SECTION 16. Eminent Domain. If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority. The Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition and the minimum rent shall be reduced proportionately as to the portion of the Premises so taken. If the amount of the Premises so taken substantially impairs the usefulness of the Premises for the purposes set forth in Section 5, either patty may terminate this Lease as of the date when Tenant is required to yield possession. All compensation awarded for any taking of the fee and the leasehold shall belong to and be the property of Landlord; provided, however, that Tenant, and not Landlord, shall be entitled to any portion of the award which does not serve to reduce Landlord’s award and is made directly to Tenant in reimbursement for Tenant’s cost of removal of its stock, trade fixtures, moving and relocation costs.
          SECTION 17. Trade Fixtures. All trade fixtures installed by Tenant in the Premises other than improvements made by Tenant to the Premises, shall remain the property of Tenant and shall be removable from time to time and also at the expiration of the Term of this Lease or other termination thereof, provided Tenant shall not at such time be in default under any covenant or agreement contained in this Lease; otherwise such fixtures shall not be removable and Landlord shall have a lien thereon to secure itself against loss and damage resulting from such default. Tenant further agrees, to restore the Premises to their original condition, reasonable wear and tear excepted.
          SECTION 18. Right of Entry. Landlord and its representatives shall have the right at all reasonable times to enter the Premises for the purposes of (a) inspecting same; (b)

making any repairs thereto or otherwise performing any work therein as herein provided; and (c) to exhibit same for purposes of sale, lease or financing; and Landlord shall not be liable in any manner for any entry into the Premises for the above purposes.
          SECTION 19. Surrender. Promptly upon the expiration or earlier termination of the Term, the Tenant shall yield up, broom clean, and in the same condition, order and repair in which they are required to be kept throughout the period of this Lease (ordinary wear and tear excepted), the Premises and any and all improvements, alterations and additions thereto, and all fixtures and equipment servicing the Premises. Tenant, subject to the other provisions of this Lease, shall remove therefrom the Tenant’s signs, goods and effects and any machinery, fixtures and equipment used in the conduct of Tenant’s trade or business and not servicing the Building, and shall repair any damage caused by the installation or the removal thereof. Unless sooner terminated pursuant to the provisions hereof, this Lease shall expire absolutely upon the expiration of the Term without the necessity of any notice or other action from or by either party hereto. Tenant further agrees that during the six (6) month period preceding the expiration date of the Term, Landlord may place upon the Premises a FOR RENT sign.
          SECTION 20. Curing the Tenant’s Defaults. If the Tenant shall default in the performance of any of its obligations hereunder, including, but not by way of limitations, the failure to pay when due any rent or additional rent, the Landlord shall be entitled (but shall not be obligated) in addition to any other rights it may have in law or equity, and after written notice to the Tenant except in the case of emergency, to cure such default, and the Tenant shall reimburse the Landlord for any sums paid or costs incurred by the Landlord, including reasonable attorney’s fees and costs of collection, in curing such default, and/or in enforcing Landlord’s rights under this Lease because of a default by Tenant or otherwise, plus interest thereon at the lesser of the highest rate permitted by law or five percent (5%) per month, compounded, which sums, costs and interest shall be deemed to be additional rent hereunder and shall be payable by the Tenant upon demand by the Landlord.
          SECTION 21. Responsibility of the Tenant. The Tenant shall be responsible for, and shall relieve and hereby relieves the Landlord from and agrees to indemnify, hold harmless, and at Landlord’s option defend the Landlord against, any and all liability by reason of any injury or damage to the Tenant, any employee of Tenant or to any other person or property upon the Premises (or in the common areas in connection with the Tenant’s use and enjoyment thereof), caused by any fire, breakage, leakage, collapse, inherently dangerous condition or other event upon the Premises or any other portion of the Center, whether or not such event results from a condition which shall have existed prior to the execution of this Lease and whether or not such event results in the termination of this Lease by reason of damage to or destruction of the Center or the Premises, unless such fire, breakage, leakage, collapse or other event, injury or damage be caused by or shall result from the intentionally (a) tortious act or (b) omission of the Landlord or its agents, officers, invitees, visitors or guests.
          SECTION 22. Subordination and Attornment. This Lease shall be subject and subordinate at all times to the lien of any underlying ground leases, mortgages or deeds of trust now or hereafter placed by the Landlord upon the Center and to any and all advances to be made thereunder, and to all renewals, replacements and extensions thereof, provided the mortgagee or trustee named in said mortgages or deeds of trust shall agree to recognize this Lease in the event of foreclosure if Tenant is not in default. This clause shall be self-operative, and no further instrument or act on the part of the Tenant shall be required to effectuate such subordination. In confirmation thereof, Tenant shall execute such further assurances as may be required. Any mortgagee, or trustee under any deed of trust may elect that this Lease shall have priority over its mortgage or deed of trust, and upon notification of such election by such mortgagee or trustee to Tenant, this Lease shall be deemed to have priority over such mortgage or deed of trust whether this Lease is dated prior to or subsequent to the date of such mortgage or deed of trust. If any proceedings are brought for the foreclosure of the Center, or if the power of sale under a mortgage or deed of trust is exercised, then Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease. Tenant hereby appoints Landlord to be the attorney-in-fact of Tenant (which appointment is irrevocable and coupled with an interest) to execute and deliver any such instrument or instruments for and on behalf of and in the name of Tenant.
          SECTION 23. Defaults by the Tenant.
          23.1. If the Tenant shall (a) fail to pay the rent or any other charges herein reserved as rent, on the days and time and at the place that the same are made payable hereunder, or (b) abandon the Premises, or (c) fail to notify Landlord of any change in the control of its corporate stock, or (d) in any respect violate any of the terms, conditions or covenants herein contained, the Landlord may re-enter and repossess the Premises, together with any and all improvements thereon and additions thereto, and/or pursue any remedy permitted by law or equity for the enforcement of the provisions hereof; or, in the alternative, and at the election of the Landlord, the Landlord may give to the Tenant at any time after the occurrence of such default written notice of the Landlord’s election to terminate this Lease on a date to be specified in said notice, not less than ten (10) days after the giving thereof; and upon the date specified in said notice, this Lease and the Term shall (except for the continued liability of the Tenant as hereinafter provided) expire and come to an end as fully and completely as if the date specified in said notice were the date definitely fixed in this Lease for the expiration of the Term, and the Tenant shall quit and surrender the Premises, on or before the said date, to the Landlord, without cost or charge to Landlord. No such termination, repossession or re-entry shall release Tenant from liability under this Lease.
          23.2 If the Tenant shall become insolvent, bankrupt, or make any assignment for the benefit of creditors, or be levied upon or sold out by any sheriff’s, marshal’s or constable’s sale, or if a receiver for the Tenant shall be appointed, or if a reorganization of the Tenant pursuant to any provision of federal or state bankruptcy law shall occur, whether voluntary or involuntary, this Lease shall automatically terminate (except for the continued liability of the Tenant as hereinafter provided) as fully and completely as if the date of such event were the date fixed herein for the expiration of the Term and the Tenant shall immediately quit and surrender the Premises to the Landlord, without cost to the Landlord. Upon the filing of a petition by or against the Tenant under the Federal Bankruptcy Code (or any similar statute enacted hereafter), the Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed to represent the bankrupt estate, agree to perform each and every obligation of the Tenant under this Lease, including, but not limited to, the payment of all monetary obligations hereunder, until such time as this Lease is either rejected or assumed by order of a United States Bankruptcy Court, or other federal court having jurisdiction over bankruptcy matters.
          23.3. If the Tenant’s possession of the Premises should be terminated as herein provided or by reentry, summary dispossession proceedings or any other method, Tenant shall remain liable for its obligations hereunder and the Landlord may, at the Landlord’s option, (i) relet the Premises or any part or parts thereof for the account of the Tenant for the remainder of the Term, as herein originally specified, or( ii) relet the Premises or any part or parts thereof for a period extending beyond the date when this Lease would have expired but for such prior expiration on default or for such re-entry and termination, and deem that portion of the period within the Term, as herein originally specified, on such terms and conditions as are commercially reasonable including allowances of free rent periods or reduced rent. In such event, the Tenant shall pay to the Landlord, at the times and in the manner specified by the provisions herein, (x) the Basic Rent and any additional rent accruing during the remainder of the Term as specified herein, (y) less any monies received by the Landlord with respect to such remainder from such reletting. In addition, Tenant shall be liable for the cost of any attorney’s fees or other expenses (including broker’s fees and costs of renovation), or of any repairs or other action taken by the Landlord on account of any default by Tenant. Landlord shall be under no obligation to relet the Premises and Tenant’s liability shall not be reduced for any failure to relet.
          23.4. In the event Landlord elects to terminate this Lease by reason of a default by Tenant, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord the sum of all rental due hereunder and any other indebtedness of Tenant to Landlord through the date of termination including any attorneys’ fees arising from such default, plus, as damages, an amount equal to the difference between (i) the total rental hereunder for the remaining portion of the Lease Term (had such Term not been terminated by Landlord due to Tenant’s default and assuming additional rent each remaining Lease year equal to the amount of additional rent for the Lease year prior to the Lease year in which the default occurs) discounted to present worth and (ii) the then present value of the then fair rental value of the Premises for such period as determined in Landlord’s reasonable opinion.
          23.5. Upon any expiration, termination or re-entry as aforesaid, neither the Tenant nor the Tenant’s creditors and representatives shall thereafter have any right, legal or equitable, in or to the Center, the Premises or any portion thereof, or in or to the repossession of same, or in, to or under this Lease, and the Tenant hereby waives any and all right or redemption which may then be provided by law. The words “re-enter” and “re-entry” as used in this Lease shall not be deemed to be restricted to their technical legal meaning.
          23.6. Any and all mention in this Section of the rent or rental herein reserved after the termination of this Lease as in this Section provided, or after the termination of the Tenant’s possession by re-entry, summary dispossession or other method as herein provided, shall be deemed to refer to the Basic Rental plus all Additional Rentals and such additional sums as the Tenant shall be obligated to pay to the Landlord under any of the terms, covenants and conditions of this Lease, whether or not designated or indicated herein to be payable as Additional Rent. Tenant shall pay Landlord interest on all amounts due Landlord hereunder at the lesser of the highest rate permitted by law or five percent (5%) per month, compounded, from the date due hereunder until paid in full by Tenant.
          23.7. In addition to, and not in substitution for the remedies hereinbefore provided, if Tenant shall fail to pay when due, beyond any applicable grace period, any Rental, or Additional

Rental or charges, Landlord shall have the right to distrain therefor.
          23.8. The failure of the Landlord to insist in any one or more instances upon the performance of any of the covenants or conditions of this Lease or to exercise any right or privilege herein conferred shall not be construed as thereafter waiving or relinquishing the Landlord’s right to the performance of any such covenants, conditions, rights or privileges, and the same shall continue and remain in full force and effect, and the waiver of one default or right shall not constitute waiver of any other default. The receipt of any rent by the Landlord from the Tenant or any assignee or subtenant of the Tenant, whether the same be rent that originally was reserved or that which may become payable under any covenants herein contained, or of any portion thereof, shall not operate as a waiver of the right of the Landlord to enforce the payment of the Additional Rent or of any of the other obligations of this Lease by such remedies as may be appropriate, and shall not waive or avoid the right of the Landlord at any time thereafter to elect to terminate this Lease, on account of such assignment, subletting, transferring of this Lease or any other breach of any covenant or condition herein contained, unless evidenced by the Landlord’s written waiver thereof. The acceptance of rent or any other consideration by Landlord at any time shall not be deemed an accord and satisfaction, and Landlord shall have absolute discretion to apply same against any sum for any period or reason due hereunder without the same constituting a release of any other sums remaining due and unpaid.
          SECTION 24. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed given 3 days after the day on which same were posted. Notices to the Tenant shall be addressed to the Tenant’s Notice Address. Notices to the Landlord shall be addressed to Martin S. Himeles, Sr.; c/o Standard Medical Imaging, Inc.; 9002 Red Branch Road; Columbia, Md. 21045 with a carbon copy to any other persons designated by the Landlord. Either party may, at any time, in the manner set forth for giving notices to the other, set forth a different address to which notices to it shall be sent.
          SECTION 25. Tenant’s Certificate. The Tenant agrees at any time and from time to time within ten (10) days after the Landlord’s written request, to execute, acknowledge and deliver to the Landlord a written instrument in recordable form certifying or stating (a) that this Lease is unmodified and in full force and effect (or if there shall then have been modifications, that the same is in full force and effect as so modified, and setting forth such modifications); (b) that the Premises have been delivered by the Landlord in accordance with the terms hereof (or if not so delivered, stating the respects in which not so delivered); (c) that the Tenant has accepted possession of the Premises and the date upon which the Term shall have commenced; (d) the dates to which rent and other charges have been paid in advance, if any; (e) whether or not to the best knowledge of the signer of such certificate the Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying in detail each such default of which the signer may have knowledge; and (f) that it is understood that such instrument may be relied upon by any prospective purchaser, mortgagee, assignee or lessee of Landlord’s interest in this Lease, in the Center, or any portion or part thereof.
          SECTION 26. The Landlord. As used herein, the term “the Landlord” shall mean the Landlord named hereinabove as well as his heirs, personal representatives, successors and assigns, and any other subsequent owner, as well as the heirs, personal representatives, successors and assigns of any such subsequent owner, each of whom shall have the same rights, remedies, powers, authorities and privileges as he would have had had he originally signed this Lease as the Landlord, but any such person, whether or not named herein, shall have no liability hereunder after he shall cease to hold the title to or an interest in the said real estate, except for obligations which may have theretofore accrued. Neither the Landlord nor any principal of the Landlord, whether disclosed or undisclosed, shall have any personal liability with respect to this Lease or the Premises, and if the Landlord should breach or default with respect to its obligations or otherwise under this Lease, the Tenant shall look solely to the Premises and to the rents, profits and issues to be received therefrom.
          SECTION 27. The Tenant. As used herein, the term “the Tenant” shall mean the Tenant named hereinabove as well as its heirs, personal representatives, successors and assigns, each of which shall be under the same obligations, liabilities, and disabilities and have only such rights, privileges and powers as it would have possessed had it originally signed this Lease as the Tenant. However, no such rights, privileges or powers shall inure to the benefit of any assignee of the Tenant, immediate or removed, unless the assignment to such assignee shall have been consented to in writing by the Landlord, as aforesaid.
          SECTION 28. Entire Agreement. This Lease and the Exhibits attached hereto set forth all the promises, agreements, conditions and understandings between the Landlord and the Tenant with respect to the Premises, and there are no promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless reduced to writing and signed and delivered by each of them.

          SECTION 29. Headings. The headings of the sections and subsections hereof are provided herein for convenience of reference only, and shall not be considered in construing the contents of such sections or subsections.
          SECTION 30. Applicable Law. This Agreement shall be given effect, and shall be construed, by application of the law of Maryland.
          SECTION 31. Acceptance of the Premises. By its entry into this Lease, the Tenant represents and acknowledges to the Landlord that the Tenant has satisfied itself as to the use which it is permitted to make of the Premises and has inspected the Center, the Premises, and the streets, sidewalks, curbs, utilities and access ways contiguous to or adjoining the same, that the same are in all ways acceptable to the Tenant for use by the Tenant pursuant to this Lease, in the condition or state in which they are now found, and that except for Landlord’s completion of Landlord’s Work, the Tenant accepts the Premises in their present, “AS IS” condition and that the Landlord has made no expressed or implied warranty, representation or covenant to or with the Tenant with respect to the same.
          SECTION 32. Tenant Authority. Tenant represents and warrants that it is duly organized, validly existing and in good standing under the laws of                                         ; that this Lease has been authorized by all necessary parties, is validly executed by an authorized officer or agent of Tenant and is binding and enforceable in accordance with its terms. If two or more parties sign this Lease as Tenant, the liability of each such party hereunder shall be joint and several. Time shall be of the essence with respect to the performance by Tenant of its obligations hereunder. The headings set forth in this Lease are for convenience of reference only.
          SECTION 33. Waiver of Jury Trial. Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counter-claim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship between Landlord and Tenant, the use and occupancy by Tenant of the Premises, and any statutory remedy and/or claim of injury or damage regarding this Lease.

          SECTION 34. Brokers. Landlord and Tenant acknowledge, represent and warrant each to the other that no broker or real estate agent brought about or was involved in the making of this Lease except Corridor Brokerage Services, and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease except Corridor Brokerage Services, whose commission shall be paid by Landlord. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any other broker, agent or finder based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.
          SECTION 35. Renewal Term. Upon the expiration of the Original Term and provided that Tenant is not then in default under this Lease, Tenant shall have one (1) option to renew this Lease (the "Renewal Option”), for an additional term of three (3) years (the "Renewal Term"). In the event that Tenant exercises its option for the Renewal Term, the Basic Rent for each year of the Renewal Term shall be three percent (3%) in excess of the Basic Rent for the prior year, with the monthly rent being rounded up to the next dollar. All other provisions of this Lease shall remain in effect In order to exercise the Renewal Option, Tenant must give Landlord written notice of the exercise thereof by August 1, 2001. The annual and monthly payments of Basic Rent during the Renewal Term are set forth in Exhibit D.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Lease, or have caused the same to be executed on their respective behalves by their duly authorized representatives, the date and year first above written.

WITNESS:

	By:	(SEAL)
MARTIN S. HIMELES, SR. T/A
STANDARD COURT EAST AND WEST

THE LANDLORD
WITNESS or ATTEST:		VALMET AUTOMOTIVE (USA)

(Name of Tenant)

	By:	(SEAL)

(Signature) (Title)

(Print or type)

THE TENANT